Exhibit 10.1
Execution Version
PURCHASE AND ASSUMPTION AGREEMENT
dated as of
March 30, 2010
by and among
Investors Savings Bank
And
Millennium BCPBank, National Association
And
Solely with respect to Section 7.6 and Article 11,
BCP Holdings (USA), Inc.
And
Banco Comercial Português, S.A.

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(continued)

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(continued)

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(continued)

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List of Schedules

Schedule 1.1(a)	Assumed Contracts
Schedule 1.1(b)	Branch Employees
Schedule 1.1(c)	Branches
Schedule 1.1(d)	Purchaser’s Knowledge
Schedule 1.1(e)	Seller’s Knowledge
Schedule 1.1(f)	Personal Property
Schedule 3.5(a)	Form of Bill of Sale
Schedule 3.5(b)	Form of Assignment and Assumption Agreement
Schedule 3.5(c)	Form of Assignment of Lease and Assumption Agreement
Schedule 3.5(d)	Form of Assignment of Tenant Sublease and Assumption Agreement
Schedule 3.5(f)	Form of Certificate of Officer
Schedule 3.6(e)	Form of Certificate of Officer
Schedule 7.4(b)-1	Estoppel Certificate — Branch Lease
Schedule 7.4(b)-2	Estoppel Certificate — Tenant Sublease
Schedule 7.4(c)	Form of Non Disturbance Agreement

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     This PURCHASE AND ASSUMPTION AGREEMENT, dated as of March 30, 2010 (this “Agreement”), is by and among Investors Savings Bank, a New Jersey chartered savings bank, with its principal office located at 101 JFK Parkway, Short Hills, New Jersey, 07078 (“Purchaser”), and Millennium bcpbank, n.a., a national banking association with its principal office located at 255 Lafayette Street, Newark, New Jersey, 07105 (“Seller”), and solely with respect to Section 7.6 and Article 11, BCP Holdings (USA), Inc., a Delaware corporation and registered bank holding company with its principal office located at 255 Lafayette Street, Newark, New Jersey, 07105 (“Parent”), and Banco Comercial Português, S.A., a public company (“Sociedade Aberta”) and a limited liability company (“Sociedade Anónima”), incorporated under the laws of Portugal (hereinafter “BCP”).
RECITALS
     WHEREAS, Seller is a wholly-owned subsidiary of Parent; and
     WHEREAS, Seller desires to sell, and Purchaser desires to acquire, certain assets of Seller in accordance with the terms and provisions of this Agreement; and
     WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain liabilities of Seller in accordance with the terms and provisions of this Agreement; and
     WHEREAS, concurrently with the execution of this Agreement, Purchaser and BCP, have entered into a remittance processing agreement (the “Remittance Processing Agreement”) pursuant to which effective immediately after the closing of the transactions contemplated hereunder, BCP shall provide remittance processing services for the customers of the Branches (as such term is defined in Section 1.1) on terms set forth therein.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth herein, Seller and Purchaser agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:
     “Accrued Interest” means, as of any date, (i) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (ii) with respect to a Purchased Loan, interest which is accrued on such Purchased Loan to but excluding such date and not yet posted to the Seller’s general ledger for such Purchased Loan.
     “ACH” has the meaning set forth in Section 4.3.

     “ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.
     “Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits, minus (y) the Purchase Price, each as set forth on the Final Closing Statement. For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.
     “Adjustment Date” has the meaning set forth in Section 3.3(a).
     “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. As used in this definition, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual or group.
     “Agreement” has the meaning set forth in the Preamble, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.8(b).
     “Assets” has the meaning set forth in Section 2.1.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(b).
     “Assumed Contracts” means the contracts associated with the operation of the Branches as set forth in Schedule 1.1(a), provided, however, that Purchaser shall have (i) sixty (60) days from the date hereof in which to reject and not assume the contracts set forth on Schedule 1.1(a) other than the Real Estate Leases and the last eleven (11) contracts set forth on the last two pages of Schedule 1.1(a) (beginning with the contract with JP Morgan and ending with the contract with Coin Depot/AT Systems/Garda) (the “Last Eleven Contracts”) and (ii) ninety (90) days from the date hereof in which to reject and not assume the Last Eleven Contracts. Purchaser shall provide written notice to Seller of any contracts that it rejects within the time periods set forth in the immediately preceding sentence and any contracts not so rejected shall be “Assumed Contracts.”
     “BCP” has the meaning set forth in the Recitals.
     “Branch Employees” means the employees of Seller or its Affiliates employed at the Branches as of the date hereof who continue to be employed by Seller on the Closing Date (including, without limitation, those employees who on the Closing Date are on family and medical leave, military leave or personal, short-term or long-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies), except to the extent employees leave the employ of Seller, and shall include employees hired to replace such departing employee in the ordinary course of business. The Parties agree that Schedule 1.1(b) contains a complete list of the employees of Seller or its Affiliates, who are considered Branch Employees as of the date hereof, including those employees who as of the date hereof are on family and medical leave, military leave or personal, short-term or long-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies. Branch Employees shall also include any other employees of Seller which Seller and Purchaser agree shall be hired by Purchaser at Closing. Schedule 1.1(b) shall be updated promptly upon Purchaser’s request from time to time following the date hereof to reflect changes to the foregoing with the final such update to occur no later than ten (10) calendar days prior to the Closing Date.

     “Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.
     “Branch Leases” means the leases under which Seller leases land and/or buildings used as Branches, including without limitation ground leases, and any amendments or supplements thereto, which leases, including amendments and supplements thereto, are identified on Schedule 1.1(c) hereto.
     “Branches” means each of the banking offices of Seller at the locations identified on Schedule 1.1(c) hereto.
     “Business Day” means a day on which banks are generally open for business in New Jersey, and which is not a Saturday or Sunday.
     “Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.
     “Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 hereof and which shall be deemed to be effective at 11:59 p.m. New Jersey time on such date.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Controlling Party” has the meaning set forth in Section 11.1(f).
     “Customers” shall mean, individually and collectively, the Persons named as the owners of the deposit accounts relating to the Deposits.
     “Deposit(s)” means all of Seller’s obligations and liabilities relating to all deposit accounts maintained at the Branches or otherwise, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, Interest on Lawyers Trust Accounts (“IOLTAs”), certificates of deposit, IRA accounts, Prestige accounts and brokered certificates of deposit, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the Closing Date.
     “Draft Allocation Statement” has the meaning set forth in Section 3.7(a).
     “Draft Closing Statement” means a draft closing statement, prepared by Seller, as of the close of business of the third (3rd) Business Day preceding the Closing Date setting forth an estimated calculation of both the Purchase Price and the Estimated Payment Amount.
     “Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, except for statutory liens securing Tax and/or other payments not yet due, liens incurred in the ordinary course of business, including without limitation liens in favor of mechanics or materialmen, and any such matters as do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.
     “Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, rule of common law, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 USC §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 USC §1251 et seq.); and the Occupational Safety and Health Act (29 USC §651 et seq.).
     “Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.
     “Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to Closing between Seller and Purchaser. For avoidance of doubt, the Estimated Payment Amount may be a negative amount.
     “Estimated Purchase Price” means the Purchase Price as set forth on the Draft Closing Statement.
     “Excluded Taxes” means any Taxes of, or relating to, the Assets, the Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     “FedWire Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.
     “Final Allocation Statement” has the meaning set forth in Section 3.7(a).
     “Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.
     “GAAP” has the meaning set forth in Section 1.2.
     “Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.
     “Information” has the meaning set forth in Section 7.2(b).
     “IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.
     “IRS” means the Internal Revenue Service.
     “Item” means checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts.
     “Lease Assignments” has the meaning set forth in Section 3.5(c).
     “Liabilities” has the meaning set forth in Section 2.2(a).
     “Lien” shall mean any pledge, lien, security interest or mortgage.
     “Loans” shall mean all loans owned or serviced by Seller as of the date hereof, and as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business in accordance with terms in existence as of the date hereof, and that remain outstanding as of the Closing Date, and all other loans originated by Seller in the normal course of business consistent with practice in effect on the date hereof, and that are outstanding as of the Closing Date.
     “Loan Purchase Agreement” means the agreement to be negotiated and entered into between Purchaser and Seller providing for the terms of the purchase by Purchaser of Loans owned by Seller or its Affiliates. The parties shall use their best efforts to negotiate and enter into the Loan Purchase Agreement within 90 days of the date of this Agreement.
     “Loan Servicing Agreement” means the agreement, if any, entered into between Purchaser and Seller for the servicing of all Loans that are not Purchased Loans. The parties shall use their best efforts to negotiate and enter into the Loan Servicing Agreement within 90 days of the date of this Agreement. Purchaser shall have a right of first refusal with respect to any proposed sale by Seller of the Serviced Loans. The Loans shall be serviced for an annual servicing fee to be negotiated and calculated on the average daily principal balances outstanding, which servicing fee shall be due for the first year regardless of any sale of the Serviced Loans.
     “Loan Value” shall mean, as of the Closing Date, the purchase price of the Purchased Loans as set forth in the Loan Purchase Agreement, plus Accrued Interest thereon.
     “Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).
     “Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or direct economic results of operations of the Branches, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) public disclosure of the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors and employees, or (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Deposits or Assets, or (ii) the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.
     “Non-Controlling Party” has the meaning set forth in Section 11.1(f).
     “OCC” means the Office of the Comptroller of the Currency.
     “Order” has the meaning set forth in Section 9.1(b).
     “Overdrafts” means those overdrafts of the book balance of any deposit accounts which are not overdrawn for more than ten (10) days as of the Closing Date and which are not evidenced by a customer loan and promissory note.
     “P&A Transaction” means the purchase and sale of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.

     “Parent” has the meaning set forth in the Preamble.
     “Personal Property” means all of the personal property goods of Seller located in the Branches, consisting of the trade fixtures, shelving, furniture, on-premises ATMs (excluding Seller licensed software), equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates), including replacements to any of the foregoing in the ordinary course of the operation of the Branches through the Closing Date, and supplies, excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date and any other equipment not located in the Branches to be agreed upon by Seller and Purchaser; provided, however, that the foregoing shall not include any (i) controller or server of the branch or (ii) personal computers unless Purchaser and Seller agree otherwise. A list of the Personal Property is set forth on Schedule 1.1(f) and such Schedule 1.1(f) sets forth the Personal Property to be purchased hereunder by Purchaser.
     “POS” has the meaning set forth in Section 4.9.
     “Post-Closing Processing Period” has the meaning set forth in Section 4.2(c).
     “Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.
     “Property Taxes” means real, personal, and intangible ad valorem property Taxes.
     “Purchase Price” has the meaning set forth in Section 2.3.
     “Purchased Loans” means the Loans to be purchased by Purchaser (at fair market value) pursuant to the Loan Purchase Agreement, it being the intent of Seller and Purchaser that Purchaser shall purchase between 30% and 40% of the Loans upon completion of diligence and a loan file review, which review and diligence shall be completed by Purchaser no later than 90 calendar days after the date of this Agreement, provided; however, that if a Loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer’s inability or refusal to pay such loan, or (ii) not current and with respect to which proceedings are pending against the obligor or obligors, or guarantors, co-signers, indemnitors, pledgors, grantors and any other entity that is obligated to make payment under the Loan, of such loan under Title 11 of the United States Code, or (iii) Nonperforming, then such Loan will become a “Serviced Loan” and not a Purchased Loan.
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Taxes” has the meaning set forth in Section 11.1(f).
     “Purchaser’s Knowledge” or other similar phrases means information that is actually known to the persons set forth on Schedule 1.1(d).

     “Records” means as to the Assets and Liabilities, all records and original documents, or where reasonable, appropriate copies thereof, in Seller’s possession that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Deposits, including all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws.
     “Regulatory Approvals” means the following approvals required to consummate the P&A Transaction: the approval of the FDIC, the OCC, the State of New Jersey Department of Banking and Insurance, the State of New York Banking Department, the Commonwealth of Massachusetts Division of Banks and, if required, the approval of the Federal Reserve Board.
     “Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.
     “Remittance Processing Agreement” has the meaning set forth in the Recitals.
     “Returned Items” has the meaning set forth in Section 4.10(c).
     “Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.
     “Seller Taxes” has the meaning set forth in Section 11.1(f).
     “Seller’s Knowledge” or other similar phrases means information that is actually known to the persons set forth on Schedule 1.1(e).
     “Serviced Loans” means the Loans, other than the Purchased Loans, to be serviced by Purchaser pursuant to the Loan Servicing Agreement.
     “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
     “Tax Claim” has the meaning set forth in Section 11.1(f).
     “Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.
     “Tenant Sublease Assignments” has the meaning set forth in Section 3.5(d).
     “Tenant Subleases” means subleases or other use agreements between Seller and tenants with respect to the Branch Leases.
     “Tenant Security Deposit” means any security deposit held by Seller with respect to a Tenant Sublease.
     “Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.
     “Transfer Taxes” has the meaning set forth in Section 8.3.
     “Transferred Employee” has the meaning set forth in Section 8.7(a).
     1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).
     1.3 Interpretation. All references in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, unless some other reference is clearly indicated. The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2
THE P&A TRANSACTION
     2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):
(i)	Cash on Hand;

(ii)	the Personal Property;

(iii)	Seller’s interests in the Branch Leases and Tenant Subleases;

(iv)	Seller’s interests in the Assumed Contracts;

(v)	the Branch Lease Security Deposits;

(vi)	the Safe Deposit Agreements;

(vii)	the Purchased Loans;

(viii)	the Overdrafts; and

(ix)	the Records.
     2.2 Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the “Liabilities”):
(i)	the Deposits, including IRA Accounts to the extent contemplated by Section 2.4;

(ii)	the Branch Leases, Tenant Subleases and Tenant Security Deposits;

(iii)	the Assumed Contracts;

(iv)	the Safe Deposit Agreements;

(v)	except as set forth in Section 8.7(c), all liabilities arising out of the employment of the Branch Employees; and

(vi)	any liability for (a) Taxes of, or relating to, the Assets, the Liabilities or the business or operation of the Branches, other than Excluded Taxes and (b) Transfer Taxes.

          (b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of Seller’s Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Liabilities or as otherwise expressly set forth herein.
     2.3 Purchase Price. The purchase price (“Purchase Price”) for the assumption of Liabilities and the purchase of the Assets shall be the sum of:
          (a) An amount equal to 0.11% of the average daily balance (including Accrued Interest) of the Deposits for the period commencing ten (10) calendar days prior to and inclusive of the second (2nd) Business Day prior to the Closing Date and ending on the second (2nd) Business Day prior to the Closing Date, provided however that no premium shall be paid on any Deposits that are brokered deposits, any deposits associated with Seller’s Affiliates, or any Prestige deposit accounts;
          (b) The Loan Value with respect to the Purchased Loans;
          (c) The principal amount of the Overdrafts, provided however that (i) Seller shall refund to Purchaser the amount of such Overdrafts to the extent that such amount shall remain uncollected as of 30 days following the Closing Date, plus accrued interest at the Federal Funds Rate from the Closing Date through the date of collection and (ii) any subsequent collection of such amount of Overdrafts refunded by Seller shall be transferred within one (1) Business Day to Seller by Purchaser;
          (d) The aggregate amount of Cash on Hand as of the Closing Date;
          (e) The Branch Lease Security Deposits; and
          (f) One Million Eight Hundred Eighty One Thousand Seven Hundred Twenty and 61/100 Dollars ($1,881,720.61) for the Personal Property.
     2.4 Assumption of IRA Account Deposits. With respect to Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

ARTICLE 3
CLOSING PROCEDURES; ADJUSTMENTS
     3.1 Closing. (a) The Closing will be held at the offices of Investors Savings Bank, at 101 JFK Parkway, Short Hills, New Jersey, or such other place as may be agreed to by the parties.
          (b) Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the parties anticipate that the Closing Date shall occur on a mutually agreeable date, it being the intention of the parties to have the Closing on the last Friday of the month during which all regulatory approvals are received and all related waiting periods have expired. Unless the parties agree pursuant to Section 4.10(a) that the conversion of the data processing with respect to the Branches and the Assets and Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday.
     3.2 Payment at Closing. (a) At Closing, (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount. In addition, Purchaser shall be responsible for payment of any Transfer Taxes due or incurred in connection with the transactions contemplated by this Agreement.
          (b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon New Jersey time on the date of payment.
          (c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.
     3.3 Adjustment of Purchase Price. (a) On or before 12:00 noon New Jersey time on the thirtieth (30th) calendar day following the Closing Date (the “Adjustment Date”), Seller shall deliver to the Purchaser the Final Closing Statement and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement.
          (b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.
          (c) On or before 12:00 noon New Jersey time on the tenth (10th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b) above, if the Adjusted Payment Amount is greater than the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount is less than the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.
     3.4 Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m. New Jersey time on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Liabilities for its own account as of 12:00 a.m. on the date after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of 11:59 p.m. New Jersey time on the Closing Date, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time; provided, however, if such item cannot be settled on the Closing Date, it shall be included as an adjustment on the Final Closing Statement. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.
          (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments under the Branch Leases and the Tenant Subleases; (ii) insurance premium payments, (iii) Property Taxes and assessments; (iv) FDIC deposit insurance assessments; (v) trustee or custodian fees on IRA Accounts; (vi) prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; (vii) safe deposit rental payments previously received by Seller; and (viii) interest payments on Purchased Loans.
     3.5 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:
          (a) A bill of sale in substantially the form of Schedule 3.5(a), pursuant to which the Personal Property shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults;
          (b) An assignment and assumption agreement in substantially the form of Schedule 3.5(b) (except as otherwise required by local state law), with respect to the Liabilities, (the “Assignment and Assumption Agreement”);

          (c) Lease assignment and assumption agreements, in recordable form, in substantially the form of Schedule 3.5(c), with respect to each of the Branch Leases (the “Lease Assignments”);
          (d) Tenant sublease assignment and assumption agreements in substantially the form of Schedule 3.5(d), with respect to each of the Branch Leases (the “Tenant Sublease Assignments”);
          (e) All Records relating to the Purchased Loans (including, among other things, all original Purchased Loan documents) and Deposits;
          (f) An Officer’s Certificate in substantially the form of Schedule 3.5(f);
          (g) The Draft Closing Statement;
          (h) Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;
          (i) A certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller; and
          (j) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.
     3.6 Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:
          (a) The Assignment and Assumption Agreement;
          (b) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;
          (c) The Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;
          (d) The Tenant Sublease Assignments and such other instruments and documents as any subtenant under a Tenant Sublease may reasonably require as necessary for providing for the assumption by Purchaser of a Tenant Sublease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;
          (e) An Officer’s Certificate in substantially the form of Schedule 3.6(e); and

          (f) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.
     3.7 Allocation of Purchase Price. (a) No later than the Adjustment Date, Seller shall prepare and deliver to Purchaser a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Purchaser shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Purchaser objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the Adjustment Date, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either the Purchaser’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.7(a), (the “Final Allocation Statement”) shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.
          (b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit.
ARTICLE 4
TRANSITIONAL MATTERS
     4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:
          (a) Not later than thirty (30) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information).
          (b) Seller shall use its best efforts to deliver to Purchaser the mutually agreed upon specifications and conversion sample files within thirty (30) calendar days after the date of this Agreement, provided, however, that Seller shall have up to sixty (60) calendar days after the date of this Agreement to deliver such mutually agreed upon specifications and conversion sample files to Purchaser.
          (c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including, without limitation, complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits.
          (d) From the date of this Agreement, through the Closing and for a reasonable period of time thereafter, upon the reasonable request of Purchaser, Seller will cooperate with Purchaser and will make available from time to time a reasonable number of technical personnel for consultation with Purchaser concerning matters other than the matters referred to in this Section 4.1.
          (e) Upon the reasonable request of Purchaser, Seller will cooperate to assist Purchaser with respect to the continuation, at Purchaser’s expense, of any third-party vendor services to the Branches from and after the Closing Date. From the date of this Agreement until the Closing, Seller and Purchaser shall cooperate in good faith to address any transitional issues that may arise and that are not specifically addressed in this Article 4.
     4.2 Customers. (a) Not earlier than the Business Day after the latter of the date of (1) receipt by Purchaser of all Regulatory Approvals or (2) receipt by Seller from Purchaser of a schedule of the Purchased Loans, which schedule shall include a purchase price for such Purchased Loans that is acceptable to Seller (unless Seller and Purchaser fail to enter into a Loan Purchase Agreement, in which case the date shall be ninety (90) calendar days after the date hereof), provided, however, that such date is not more than forty-five (45) calendar days prior to the Closing Date:
(i)	Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)	each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication, to the extent reasonably practicable, two (2) Business Days, but in any event at least one (1) Business Day, in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within thirty (30) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, customers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.
          (b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.
          (c) Notwithstanding the provisions of Section 7.6, neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller, or any of their respective Affiliates; provided, however, that Purchaser shall notify Deposit account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after Closing Date (the “Post-Closing Processing Period”), any Items which are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers in accordance with this Section 4.2.
          (d) During the period beginning on the Closing Date and ending on the ninetieth (90th) calendar day thereafter, Seller shall, by commercially reasonable efforts and at Purchaser’s expense (A) accept as a correspondent bank for forwarding to Purchaser all Items which are presented to Seller for payment or credit in any manner including, without limitation, through Seller’s Federal Reserve cash letters or correspondent bank cash letters or deposited by Deposit account customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Purchaser; and (B) batch all such items in paper format (checks or IRDs) or electronic format and have them available for pickup by Purchaser no later than 12:00 noon New Jersey time on the Business Day after presentation to Seller. For deposits processed in error by Seller, copies of the deposit slips and copies of the deposited items will be batched and provided to Purchaser by 12:00 noon New Jersey time on the next Business Day and will be provided via secured email to allow memo posting of the deposits to the customer accounts.

     4.3 Direct Deposits. Seller will use its reasonable best efforts to transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits. For a period of ninety (90) calendar days following the Closing, in the case of ACH direct deposits to accounts containing Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all received ACH direct deposits each Business Day at 10:00 a.m. New Jersey time, to the extent reasonably practicable, but in any event not later than 10:30 a.m. New Jersey time. Such transfers shall contain Direct Deposits effective for that Business Day only. On each Business Day, for a period of thirty (30) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWires received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that such wire should be sent to Purchaser. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.
     4.4 Direct Debits. As soon as practicable after the date of this Agreement and after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties. For a period of ninety (90) calendar days following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits each Business Day at 10:00 a.m. New Jersey time, to the extent reasonably practicable, but in any event not later than 10:30 a.m. New Jersey time. Such transfers shall contain Direct Debits effective for that Business Day only. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. On the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.
     4.5 Escheat Deposits. No current Escheat Deposits are being sold. After Closing, Purchaser shall be solely responsible for the proper reporting and transmission to the appropriate governmental entity of Escheat Deposits.
     4.6 Access to Records. (a) From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer, subject to confidentiality requirements. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period. Between the date hereof and the Closing Date, Purchaser and Seller shall use their reasonable best efforts to develop policies and procedures to be followed by each party in connection with any request by Purchaser, following the Closing Date, for Seller to provide it with Records retained by Seller following the Closing.
     (b) Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating to the Assets and Liabilities (which becomes the property of the Purchaser), shall remain the property of the other party, and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Section 7.2(b).
     4.7 Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.
          (b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.
     4.8 Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.
     4.9 ATM/Debit Cards; POS Cards. Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than forty-five (45) Business Days after the date of this Agreement. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) Business Days nor later than ten (10) Business Days prior to the Closing Date, which cards shall be effective as of 11:59 p.m. New Jersey time on the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before 11:59 p.m. New Jersey time on the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.
     4.10 Data Processing Conversion for the Branches and Handling of Certain Items. (a) The parties shall use their reasonable best efforts to have the conversion of the data processing with respect to the Branches and the Assets and Liabilities completed on the Closing Date. If the data processing conversion does not occur on the Closing Date, the parties shall cooperate with each other (and with their respective third party processors) in order to have the data processing conversion occur as soon a practicable following the Closing Date. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), but in no event later than forty-five (45) Business Days prior to the Closing Date, Purchaser shall be permitted, at its expense, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.
          (b) As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its reasonable best efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the sixty (60) Business Day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such sixty (60) Business Day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the sixty (60) Business Day period following the Closing Date.
          (c) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within forty-five (45) Business Days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than forty-five (45) Business Days after the Closing will be the responsibility of Seller.
          (d) During the forty-five (45) Business-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser.
          (e) Prior to the Closing Date, Purchaser will open and maintain one demand deposit account with Seller, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement for this account. Purchaser will be responsible for initiating all funding and draw-down activity against this account. The Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status. Activity that will be settled through these accounts will include but not be limited to: items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions and Returned Items.
     4.11 Employee Training. Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees. Any such training will be conducted in a manner that will not interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities. Such training activities may take place, as mutually agreed by the parties, at a Branch or off-site.
     4.12 Post-Closing Obligations. Notwithstanding anything to the contrary set forth in this Article 4, any and all actions to be taken by Seller under this Article 4 commencing on the date immediately following the Closing Date may be taken by Seller, its successors or assigns, or any third party designated by Seller or its successors or assigns.
     4.13 Non-Disclosure and Confidentiality Agreements. Purchaser, on the one hand, and Seller or its successors or assigns, on the other hand, agree to cooperate and enter into any Non-Disclosure and Confidentiality Agreement that the other party may reasonably request with respect to books, records, contracts, documents, files and other information relating to transitional matters to be provided under this Article 4.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as follows, except as set forth in the Seller Disclosure Schedule:
     5.1 Corporate Organization and Authority. Seller is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     5.2 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its articles of association or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (assuming the receipt of any required consents of lessors under the Branch Leases in respect of the transactions herein contemplated). Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted and, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.
     5.3 Approvals and Consents. Other than Regulatory Approvals or as otherwise disclosed in writing to Purchaser by Seller prior to the date hereof, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     5.4 Leases. Each Branch Lease is the valid and binding obligation of Seller, and to Seller’s Knowledge, of each other party thereto; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of the lessor thereof, any material default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or the lessor or sublessee, as applicable, under any such Branch Lease or Tenant Sublease. As used in this Section 5.4, the term “lessor” includes any sub-lessor of the property to Seller. The Branch Leases give Seller the right to occupy the building and land comprising the related Branch as described in such respective Branch Lease. Except as set forth on Section 5.4 of the Seller Disclosure Schedule, there are no subleases relating to any Branch created or suffered to exist by Seller, or to Seller’s Knowledge, created or suffered to exist by any other person.
     5.5 Undisclosed Liabilities. Other than the Liabilities, there are no material obligations or liabilities of Seller relating to the Branches. Seller has not promised retiree health or retiree medical benefits to the Branch Employees.
     5.6 Regulatory Matters. (a) Except as set forth on Section 5.6(a) of the Seller Disclosure Schedule, there are no pending or, to Seller’s Knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (b) Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval.
          (c) Except as set forth on Section 5.6(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     5.7 Compliance with Laws. The banking business of the Branches has been conducted in compliance with all federal, state and local laws, regulations and ordinances applicable thereto, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     5.8 Records. The Records respecting the operations of the Branches and the Assets and Liabilities accurately reflect in all material respects as of their respective dates the net book value of the Assets and Liabilities being transferred to Purchaser hereunder. The Records include all material customary Branch, customer and customer-related information reasonably necessary to service the Deposits on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by Seller.
     5.9 Title to Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will acquire good and marketable title to all of the material Assets, free and clear of any Encumbrances.
     5.10 Deposits. All of the Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
     5.11 Environmental Laws; Hazardous Substances. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Branches:
(i)	to Seller’s Knowledge, is and has been operated by Seller in compliance with all applicable Environmental Laws;

(ii)	is not the subject of any written notice from any governmental authority or other person alleging the violation of, or liability under, any applicable Environmental Laws;

(iii)	is not currently subject to any court order, administrative order or decree arising under any applicable Environmental Law;

(iv)	to Seller’s Knowledge, has not been used for the disposal of Hazardous Substances and is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law; and

(v)	to Seller’s Knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.
     5.12 Purchased Loans. (a)(i) Each Purchased Loan represents the legal, valid and binding obligation of the related borrower, enforceable by the holder thereof in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally.
(ii)	Each Purchased Loan (A) was originated or purchased by Seller and (B) to the extent secured, is secured by a valid and enforceable Lien in the collateral therefor, which Lien is assignable.

(iii)	Each Purchased Loan complied at the time the Purchased Loan was originated in all material respects with all applicable requirements of applicable federal, state, and local laws, and regulations thereunder.
          (b) Except as set forth in this Section 5.12, Seller has not made, is not making and shall not be deemed to have made, any representation as to the collectability of any Purchased Loan or as to the creditworthiness, credit history, or financial condition of any primary or secondary obligor under any Purchased Loan, or any guarantor or surety thereof, in this Agreement or any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby.
     5.13 Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Keefe, Bruyette & Woods, Inc. and Millennium bcp Investimento, S.A., for which Seller shall be solely liable.
     5.14 Employees. Except as set forth on Section 5.14 of the Seller Disclosure Schedule, none of the Branch Employees is a party to any collective bargaining, employment, severance, termination or change of control agreement or represented by a labor organization of any type other than the established terms of employment and severance policies of Seller or its Affiliates. Seller is unaware of any efforts during the past three (3) years to unionize or organize the employees of the Branches.
     5.15 Parent Approval. This Agreement, and the transactions contained herein, have been approved by Parent as the sole shareholder of Seller.
     5.16 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other person
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller as follows:
     6.1 Corporate Organization and Authority. Purchaser is a stock savings bank, duly organized and validly existing under the laws of New Jersey and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
     6.3 Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
     6.4 Regulatory Matters. (a) There are no pending or, to Purchaser’s Knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
          (b) Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval.
          (c) Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
          (d) Purchaser is authorized to hold Deposits that are insured by the FDIC through the Deposit Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized”, as defined for purposes of the tests used by the FDIC to evaluate the capital of a New Jersey state-chartered savings bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.
          (e) Purchaser has no reason to believe that it will be required to divest deposit liabilities or branches as a condition to the receipt of any of the Regulatory Approvals.
          (f) Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.
     6.5 Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s Knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect
     6.6 Financing to be Available. Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.
     6.7 Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.
     6.8 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other person.
ARTICLE 7
COVENANTS OF THE PARTIES
     7.1 Activity in the Ordinary Course. Until the Closing Date, except (i) as may be required by a Regulatory Authority or applicable law, (ii) as set forth in Section 7.1 of the Seller Disclosure Schedule or (iii) as contemplated hereby, (a) Seller shall conduct the business of the Branches (including, without limitation, filling open positions at the Branches but excluding job posting in the Branches for open positions at other offices of Seller or its Affiliates) in the ordinary and usual course of business consistent with past practice and (b) Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:
(i)	Increase or agree to increase the salary, remuneration or compensation of any employee at any Branch other than in accordance with Seller’s existing customary policies generally applicable to employees having similar rank or duties or as required by contractual commitments outstanding on the date hereof, or pay or agree to pay any uncommitted bonus to any employee at any Branch other than regular bonuses granted in the ordinary course of Seller’s business, or, other than in the ordinary course of business consistent with past practice, transfer any employee at any Branch (other than any employees at any Branch who do not become Transferred Employees) to another branch or office of Seller or any of its Affiliates, other than temporary assignments of a fill-in nature in the ordinary course of business;

(ii)	Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (A) in the ordinary course of business or as contemplated by this Agreement, (B) upon the unsolicited request of a depositor customer, or (C) if such Deposit is pledged as security for a loan or other obligation of Seller;

(iii)	Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets existing on the date hereof, except in the ordinary course of business consistent with past practice;

(iv)	Make or agree to make any material improvements to the Branches, except with respect to commitments for such made on or before the date of this Agreement, as set forth in Section 7.1(iv) of the Seller Disclosure Schedule, and normal maintenance or refurbishing purchased or made in the ordinary course of business;

(v)	File any application or give any notice to relocate or close any Branch or relocate or close any Branch;

(vi)	Amend, terminate or extend in any material respect any Branch Lease or Tenant Sublease; provided, however, Seller may extend any Branch Lease or Tenant Sublease if, in its reasonable business judgment, and after consultation with Purchaser, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation;

(vii)	Except as permitted by this Section 7.1, knowingly take, or knowingly permit its Affiliates to take, any action impairing Purchaser’s rights in any Deposit or Asset,

(viii)	Make any material change to its customary policies for setting rates on deposits offered at the Branches, except as may be required by applicable law; or

(ix)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (viii) except as contemplated hereby.
     7.2 Access and Confidentiality. (a) Until the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal operating hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets and Liabilities. Purchaser and Seller each will identify to the other, within ten (10) calendar days after the date hereof, a selected group of their respective salaried personnel that shall constitute a “transition group” who will be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets and Liabilities. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branches with Seller’s records for its other branches and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches and for purposes of enabling Purchaser to comply with its securities law disclosure obligations. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.3 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, any Regulatory Authority. Without limiting the foregoing, Purchaser may meet with Branch Employees and any other employees of Seller, promptly following execution of this Agreement and through the Closing to discuss employment retention and other employment related matters at mutually agreeable times and so long as such meetings do not interfere unreasonably with the conduct of Seller’s business. Seller shall be provided with a copy of any written offers of employment made by Purchaser to any employee of Seller promptly after such offer of employment is made.
     7.3 Regulatory Approvals. As soon as practicable and in no event later than fifteen (15) Business Days after the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller, Purchaser and Seller shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser and Seller shall use commercially reasonable efforts to obtain each such approval as promptly as reasonably practicable and to the extent best possible in order to permit the Closing to occur not later than September 30, 2010. Purchaser and Seller will use commercially reasonable efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.
     7.4 Consents. (a) Each of Seller and Purchaser agrees to use commercially reasonable efforts to obtain from lessors under Branch Leases and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date and any release of Seller by such lessors from any and all obligations and liabilities pursuant to the Branch Leases; provided that in the case of any Branch Lease, if any consent set forth in this Section 7.4(a) is not obtained, notwithstanding Seller’s and Purchaser’s use of commercially reasonable efforts as required hereunder, the parties may take such actions as specified in Purchaser Disclosure Schedule 7.4(a) with respect to such Branch Lease; provided, further, that (i) each of Seller and Purchaser shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its commercially reasonable efforts to obtain any such required consents and releases.
          (b) Seller will use commercially reasonable efforts to procure estoppel certificates substantially in the form of Schedule 7.4(b)-1 attached hereto, from each lessor under Branch Leases and in the form of Schedule 7.4(b)-2 from each subtenant under Tenant Leases, which certificates shall be at the expense of the Purchaser; provided that in the case of any Branch Lease, if any estoppel certificate as set forth in this Section 7.4(b)-1 is not obtained, notwithstanding Seller’s use of commercially reasonable efforts as required hereunder, the parties may take such actions as specified in Purchaser Disclosure Schedule 7.4(b) with respect to such Branch Lease; provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to lessors or subtenants in connection with the utilization of its commercially reasonable efforts to obtain such estoppel certificates.

          (c) Seller will use its commercially reasonable efforts to procure non disturbance agreements from any mortgage lender holding a mortgage lien on any real property at which a Branch Lease is operated, substantially in the form of Schedule 7.4(c) hereto; provided, however, Seller shall not be obligated to incur any monetary obligations or expenditures to mortgage lenders in connection with the utilization of its commercially reasonable efforts to obtain such non disturbance agreements.
          (d) Purchaser and Seller agree to use commercially reasonable efforts to enter into a sublease for a period of six months after the Closing covering the ground floor of premises located at 267 Lafayette Street, Newark, New Jersey 07105.
     7.5 Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
          (b) From time to time following the Closing, at Purchaser’s request and expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets.
          (c) Subject to Section 4.2, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.
          (d) The costs incurred by a party in performing its obligations to the other (x) under Sections 7.5(a) and (c) shall be borne by the initial recipient and (y) otherwise under this Section 7.5 shall be borne by Purchaser.
     7.6 Solicitation of Accounts. (a) For a period of forty-eight (48) months following the Closing Date, Seller, Parent and BCP agree that it and its Affiliates shall not offer financial services and products to any Customer, provided, however, that nothing in this Section 7.6 shall prohibit (i) Seller from communicating in the normal course of business with Customers whom Seller maintains a loan or other credit relationship following the Closing and (ii) BCP and its Affiliates from communicating in the normal course of business with Customers with respect to (1) banking or financial services activities outside of the United States and (2) remittance services pursuant to the Remittance Processing Agreement or otherwise. Without limiting the foregoing, Seller and its Affiliates will not use confidential information contained in Branch customer information files to solicit financial services business, including deposits and other financial products, from any Customer, provided, however, that nothing in this Section 7.6 shall prohibit (i) Seller from communicating in the normal course of business with Customers whom Seller maintains a loan or other credit relationship following the Closing and (ii) BCP from communicating in the normal course of business with Customers with respect to (1) banking or financial services activities outside of the United States and (2) remittance services pursuant to the Remittance Processing Agreement or otherwise. For a period of forty eight (48) months following the Closing Date, neither Seller, Parent or BCP, nor any of their affiliates, shall establish or operate a branch office in New Jersey, New York or Massachusetts, except that (i) nothing in this section 7.6 shall limit or prohibit the Seller, Parent or BCP from providing investment banking services to its customers or Customers so long as such services do not require BCP to establish or operate a branch office in New Jersey, New York or Massachusetts, (ii) Seller shall be permitted to maintain a main office in New Jersey until such time that Seller completes the liquidation process for national banks pursuant to the rules and regulations of the OCC, (iii) Seller or its Affiliates shall be permitted to maintain an office for the administration of its business, including, without limitation, the collection of loans other than the Purchased Loans and (iv) in the event Purchaser does not operate any of the Branches in Massachusetts, BCP shall be permitted to open and maintain a representative office in Massachusetts. Notwithstanding the foregoing, the provisions in this Section 7.6(a) shall not apply to Seller or BCP or their respective successors or assigns if Seller or BCP is acquired in a merger, stock sale or asset sale transaction with a third-party.
          (b) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch Customers through advertising nor transact its business in a way which would induce such Customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or its Affiliates. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not directed to or targeted at such Customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Customers through other branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Customers with respect to banking or other financial services, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.
     7.7 Insurance. Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing Date.
     7.8 Change of Name, Etc. Immediately after the Closing, Purchaser will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Purchaser’s name and logo, (b) notify all persons whose Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the FDIC and any other Regulatory Authorities required as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make the Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller. Purchaser agrees not to use any forms or other documents bearing Seller or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Purchaser agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or other document.
ARTICLE 8
TAXES AND EMPLOYEES
     8.1 Tax Representations. Seller represents and warrants to Purchaser that, all material Tax Returns with respect to the Assets, the Liabilities or the operation of the Branches that are required to be filed (taking into account any extension of time within which to file) before the Closing Date have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.
     8.2 Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (1) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (2) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
     8.3 Sales and Transfer Taxes. Purchaser shall pay all transfer, recording, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. The party which has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3, and the other party shall cooperate with respect thereto as necessary. Purchaser shall indemnify and hold Seller harmless from and against any such Taxes.
     8.4 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.
     8.5 Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 3.3(c).

     8.6 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:
          (a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Liabilities, or the operation of the Branches;
          (b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and
          (c) The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.
     8.7 Transferred Employees. (a) Purchaser shall hire each Branch Employee of Seller on and as of the Closing Date. On and after the Closing Date, each Branch Employee employed by Seller, as of the first day of such Branch Employee’s active employment with Purchaser or one of its Affiliates, shall be defined as a “Transferred Employee” for purposes of this Agreement. Each Transferred Employee’s employment with Seller shall cease as of the Closing Date. Subject to the provisions of this Section 8.7, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee. For a period of four years following the Closing Date, neither BCP nor Seller shall, directly or through an affiliate or entity or otherwise, hire any Transferred Employee for employment in the United States.
          (b) Each Transferred Employee shall be provided employment subject to the following terms and conditions:
(i)	Except as otherwise specifically provided herein, from and after the Closing Date, each Transferred Employee shall be provided employee benefits and compensation opportunities that are substantially equivalent to those provided to similarly situated employees of the Purchaser in accordance with the terms of Purchaser’s employee benefit plans commencing on the Closing Date. Without limiting the generality of the foregoing, Purchaser shall provide each Transferred Employee with credit for such Transferred Employee’s period of service as recognized by Seller immediately prior to the Closing Date (including any service credited from predecessors by merger or acquisition to Seller) with respect to all of Purchaser’s employee benefit plans, practices and policies (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan of the Purchaser), provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits and provided that such credit for prior service with Seller will not be provided with respect to the Purchaser’s employee stock ownership plan.

(ii)	Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of Purchaser, as such plans may exist, on and after the Closing Date. Purchaser shall not apply any pre-existing conditions, waiting periods, or other similar limitations to the Transferred Employees, except the extent that any of the same is applicable to the employees of Purchaser.
          (c) Except as provided in this Section 8.7, Seller shall remain solely responsible for any and all liabilities and obligations arising under the employee benefit plans (or associated assets and liabilities) of Seller and its Affiliates with respect to service of the Transferred Employees prior to the Closing Date, and Purchaser shall not assume or otherwise acquire any of the employee benefit plans of Seller and its Affiliates. Seller shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of each Transferred Employee through the Closing Date , and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller’s employee benefit plans and employee programs prior to the Closing Date, including (x) benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and (y) severance, if any, payable to any Branch Employee solely as a result of the cessation of such Branch Employee’s employment with Seller and its Affiliates pursuant to and in accordance with the terms and conditions of the severance plan of Seller and its Affiliates applicable to such Branch Employee as of immediately prior to the Closing Date. From and after the Closing Date, Purchaser shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of each Transferred Employee by Purchaser from and after the Closing Date, including, without limitation, all claims under Purchaser’s welfare benefits plans incurred after the Closing Date. Claims are incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred. Seller shall be responsible for all retiree medical claims and benefits under Seller’s retiree medical plans or programs with respect to the Transferred Employees and any former Branch Employees, such that the Purchaser shall have no liability with respect to any retiree medical plan maintained by Seller.
          (d) Nothing in this Agreement shall be construed to grant any Branch Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.
          (e) Seller shall adopt appropriate retention incentives for critical employees, which incentives shall be designed to encourage such employees to remain in the employ of Seller through the Closing Date and/or the data processing conversion date. Upon written request by Purchaser, Seller shall provide documentation related to such retention incentives to Purchaser.
ARTICLE 9
CONDITIONS TO CLOSING
     9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
          (a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.
          (b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.
          (c) Representations and Warranties; Covenants. The representations and warranties of Seller contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or the Senior Vice President of Legal and Governmental Affairs of Seller. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or the Senior Vice President of Legal and Governmental Affairs of Seller.
          (d) Remittance Processing Agreement. The Remittance Processing Agreement shall be in full force and effect and enforceable in accordance with its terms.
     9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
          (a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

          (b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.
          (c) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Operating Officer, Chief Financial Officer, President or any Executive Vice President of Purchaser. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Operating Officer, or any Executive Vice President of Purchaser.
          (d) Remittance Processing Agreement. The Remittance Processing Agreement shall be in full force and effect and enforceable in accordance with its terms.
ARTICLE 10
TERMINATION
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) By the mutual written agreement of Purchaser and Seller;
          (b) By Seller or Purchaser, in the event of a breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party and which would if occurring or continuing on the Closing Date, permit the terminating party not to consummate the P&A Transaction under the standard set forth in Sections 9.1(c) or 9.2(c), as applicable;
          (c) By Seller or Purchaser, in the event the Closing has not occurred by November 30, 2010, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or
          (d) By either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.

     10.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b) and except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.
ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification. (a) Subject to Section 11.4, Seller and BCP shall indemnify and hold harmless Purchaser and any person directly or indirectly controlling or controlled by Purchaser and their respective directors, officers, employees, agents and attorneys from and against any and all Losses arising out of or attributable to the following:
(i)	any material breach of any representation or warranty made by Seller in this Agreement;

(ii)	any material breach of any covenant or agreement to be performed by Seller pursuant to this Agreement; or

(iii)	any liability, obligation or duty of Seller that is not a Liability.
          (b) Subject to Section 11.4, Purchaser shall indemnify and hold harmless Seller and any person directly or indirectly controlling or controlled by Seller and their respective directors, officers, employees, agents and attorneys from and against any and all Losses arising out of or attributable to the following:
(i)	any material breach of any representation or warranty made by Purchaser in this Agreement;

(ii)	any material breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or

(iii)	the Liabilities.
          (c) To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that in no event shall notice of claim for indemnification under this Agreement be given later than the expiration of one (1) year from the Closing Date (excluding only claims for indemnification under Sections 11.1(a)(iii) and 11.1(b)(iii), which may be given at any time); provided, further, that any delay or failure by the indemnified party to give notice shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and the indemnified party receives a written legal opinion which states that the representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.
          (d) Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such claim or any lesser amount which would satisfy any such claim and which unconditionally releases the indemnified party from all liability in connection with such claim.
          (e) Notwithstanding anything to the contrary contained in this Agreement:
(i)	an indemnifying party shall not be liable under this Section 11.1, other than in respect of Sections 11.1(a)(iii) and 11.1(b)(iii), for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party other than in respect of Sections 11.1(a)(iii) and 11.1(b)(iii) shall exceed $50,000, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $50,000; provided, however, that any individual items where the loss relating thereto is less than $5,000 shall not be aggregated for purposes hereof and provided further, however, that the maximum amount of indemnifiable Losses that an indemnifying party shall, in the aggregate, be required to pay to the indemnified party pursuant to this Article 11, other than in respect of Sections 11.1(a)(iii) and 11.1(b)(iii), shall be an amount not to exceed $1,000,000.

(ii)	in no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.
          (f) Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Liabilities pursuant to Section

2.2(a)(vi) (“Purchaser Taxes”) and a claim for Taxes that are not Liabilities pursuant to Section 2.2(a)(vi) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.
          (g) Notwithstanding any other term or provision of this Agreement, the indemnifying party will not be required to indemnify the indemnified party for a Loss to the extent that the indemnified party receives insurance payments covering such Loss, provided that the occurrence of such Loss would not result in the loss of any insurance coverage by the indemnified party. In the event that any insurance paid to the indemnified party shall be less that the amount of the Loss, the indemnifying party shall remain liable for the difference between the insurance payment received and the amount of the Loss.
     11.2 Exclusivity. After the Closing, except as expressly set forth in Section 8.3, and except in the case of common law fraud relating to the entry into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agree that the foregoing shall not prevent a party from seeking or obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.
     11.3 AS-IS Sale; Waiver of Warranties. Except as set forth in Article 5 and Section 8.1, Purchaser acknowledges that the Assets and Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES, EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE,

WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.
     11.4 Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, and thereafter neither party may claim any Loss in relation to a breach thereof. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly contemplating performance thereafter.
          (b) No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement on or before the date specified in Section 11.1(c).
ARTICLE 12
MISCELLANEOUS
     12.1 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.1 shall be void.
     12.2 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     12.3 Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure, based on the advice of its counsel, to any Regulatory Authority, as may be required by law or as necessary to obtain the Regulatory Approvals. For the avoidance of any doubt, both Seller and Purchaser covenant and agree that any press release prepared by either party announcing the execution of this Agreement or the consummation of the P&A Transaction shall be subject to the other party’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.
     12.4 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:	Millennium bcpbank, n.a. BCP Holdings (USA), Inc. 255 Lafayette Street Newark, New Jersey, 07105 Attention: Joâo Lopes Raimundo Fax: (973) 522-1920

With a copy to:	Day Pitney LLP 7 Times Square New York, New York 10036 Attention: Ronald H. Janis Fax: (212) 916-2940

If to Purchaser:	Investors Savings Bank 101 JFK Parkway Short Hills, New Jersey 07078 Fax: (973) 924-5192 Attention: Domenick A. Cama

With a copy to:	Luse Gorman Pomerenk & Schick 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Attention: John J. Gorman Fax: (202) 362-2902
or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.
     12.5 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.
     12.6 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey applicable to agreements made and entirely to be performed in such commonwealth and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in Essex County, New Jersey. BCP, Parent and Seller hereby consent to service of process within the State of New Jersey and expressly waive any and all objections they may have as to venue in any of such courts within the State of New Jersey with respect to any dispute arising out of this Agreement.

     12.7 Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.
     12.8 Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply.
          (b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.
     12.9 Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.
     12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or electronic copy of a signature page shall be deemed to be an original signature page.
     12.11 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.
     12.12 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.
     12.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

MILLENNIUM BCP BANK, NATIONAL ASSOCIATION
By:
Joâo Lopes Raimundo
President and Chief Executive Officer

SOLELY WITH RESPECT TO SECTIONS 7.6 AND ARTICLE 11, BCP HOLDINGS (USA), INC.
By:
Joâo Lopes Raimundo
Corporate Secretary

BANCO COMERCIAL PORTUGUES, S.A
By:
Joâo Lopes Raimundo
Senior Manager

By:
Robert Swalef
Senior Manager

INVESTORS SAVINGS BANK
By:
Kevin Cummings
President and Chief Executive Officer